Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS FIRST QUARTER FISCAL 2008 RESULTS

CLEARWATER, FL, February 7, 2008 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its first quarter of fiscal 2008 ended December 31, 2007.

Revenue was $215.3 million for the quarter ended December 31, 2007 compared with $234.0 million for the comparable quarter last year. Same-store sales declined approximately 9%, or $20.0 million, compared with a 14% increase in the comparable quarter last year. Revenue from stores recently opened or closed that were not eligible for inclusion in the same-store sales base increased $1.3 million. The net loss for the first quarter of fiscal 2008 was $6.4 million, or $0.35 per diluted share, compared with a net loss of $3.8 million, or $0.21 per diluted share, for the first quarter of fiscal 2007.

William H. McGill, Jr., Chairman, President and Chief Executive Officer stated, “As we indicated in our January 16, 2008 release, broader economic pressures, including the soft real estate and credit markets as well as the decline in consumer confidence and retail industry sales, contributed to further erosion in marine retail conditions. We are disappointed in our first quarter results but continue to believe that our performance has outpaced our competitors. While we have limited visibility into the remainder of fiscal 2008, initial results of the boat show season, industry data and our experience lead us to believe that marine retail sales have weakened even further. We have yet to see evidence that declining interest rates, stabilizing fuel costs, or proposed economic stimuli have had a positive effect on current marine retail conditions, which appear to be at levels not experienced since the early 1990s.”

Mr. McGill continued, “Planned reductions in purchases from our manufacturers resulted in a decrease in inventory dollars over the prior year. We will continue to monitor and adjust future purchases as dictated by market conditions. We are diligently focusing on controlling our costs while working to drive sales and gain market share. Our strong balance sheet provides a significant competitive advantage to MarineMax, which in previous downturns has enabled us to expand opportunistically as well as afforded us the ability to invest in growing our market share. We believe that our leading customer-centric business model and financial strength will benefit us when the market recovers, as we are confident it will, and we will emerge with an even stronger competitive position.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 90 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2008, projected inventory purchases, company performance compared with industry performance as well as expected market share gains and long-term revenue and earnings growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,
	2007	2006
Revenue	$215,268	$234,031
Cost of sales	167,144	177,677

Gross profit	48,124	56,354
Selling, general, and administrative expenses	53,191	56,165

(Loss) income from operations	(5,067)	189
Interest expense	5,881	6,540

Loss before income tax benefit	(10,948)	(6,351)
Income tax benefit	(4,529)	(2,565)

Net loss	$(6,419)	$(3,786)

Basic and diluted net loss per common share	$(0.35)	$(0.21)

Weighted average number of common shares used in computing net loss per common share:
Basic	18,364,676	18,287,781

Diluted	18,364,676	18,287,781

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,765	$13,130
Accounts receivable, net	52,177	48,834
Inventories, net	532,844	545,282
Prepaid expenses and other current assets	10,186	7,881
Deferred tax assets	5,931	4,626

Total current assets	623,903	619,753
Property and equipment, net	119,041	121,354
Goodwill and other intangible assets, net	121,167	116,366
Other long-term assets	4,805	4,437
Total assets	$868,916	$861,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,811	$15,588
Customer deposits	21,673	18,189
Accrued expenses	25,058	23,424
Short-term borrowings	391,000	405,500
Current maturities of long-term debt	4,415	4,555

Total current liabilities	456,957	467,256
Deferred tax liabilities	11,405	11,932
Long-term debt, net of current maturities	25,326	31,493
Other long-term liabilities	6,108	2,094

Total liabilities	499,796	512,775
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at December 31, 2007 and 2006	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,356,775 and 18,619,767 shares issued and outstanding at December 31, 2007 and 2006, respectively	19	19
Additional paid-in capital	171,532	160,030
Retained earnings	213,402	196,520
Accumulated other comprehensive (loss) income	(23)	129
Treasury stock, at cost, 790,900 and 336,300 shares held at December 31, 2007 and 2006	(15,810)	(7,563)

Total stockholders’ equity	369,120	349,135

Total liabilities and stockholders’ equity	$868,916	$861,910

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